Exhibit 99.1

Media Inquiries:	Investor Inquiries:
Lynn Newman	Matthew Booher
908-953-8692 (office)	908-953-7500 (office)
908-672-1321 (mobile)	mbooher@avaya.com
lynnnewman@avaya.com

AVAYA REPORTS RESULTS FOR THIRD QUARTER OF FISCAL 2007

— GAAP EPS was 12 Cents Compared to 10 Cents in the Prior Year

— Non-GAAP EPS(1) was 15 Cents Compared to 8 Cents in the Prior Year

— GAAP Operating Income was $70 Million Compared to $28 Million in the Prior Year

— Non-GAAP Operating Income(1) was $91 Million Compared to $50 Million in the Prior Year

— Operating Cash Flow was $202 Million Compared to $181 Million in the Prior Year

— Over One Million IP Lines were Shipped for the Fifth Consecutive Quarter

FOR IMMEDIATE RELEASE: TUESDAY, July 24, 2007

BASKING RIDGE, N. J. – Avaya Inc., (NYSE:AV) a leading global provider of business communications applications, software and services, today announced net income of $55 million and earnings per share of 12 cents for the third fiscal quarter of 2007 on a U.S. generally accepted accounting principles (GAAP) basis.  In the third fiscal quarter of 2006, the company reported net income of $44 million and earnings per share of 10 cents on a GAAP basis.  Non-GAAP net income(1) was $69 million or 15 cents per share, compared with non-GAAP net income(1) for the third fiscal quarter of 2006 of $38 million or 8 cents per share.

Avaya’s third fiscal quarter 2007 revenues decreased 1.6 percent to $1.276 billion compared to $1.297 billion in the same period last year.  Sales of products declined 1.6 percent, rental and managed services revenues declined 7.1 percent, and services revenues were flat.  Foreign exchange benefited revenues by approximately $30 million, primarily in Europe.  U.S. revenues declined 8 percent.  EMEA revenues were relatively flat, with growth outside of Germany offset by declines within Germany. Asia Pacific revenues grew by 33 percent.  Revenues in the Americas, non-U.S., grew by 11 percent, driven by performance in Latin America.

The company’s total gross margin was 46.8 percent for the third fiscal quarter of 2007 compared to 45.3 percent in the prior year.

Selling, general and administrative expense and research and development expense were both lower compared to the prior year, contributing to the year-over-year income improvement.

The company reported operating income for the third fiscal quarter of 2007 of $70 million and non-GAAP operating income(1) of $91 million.  In the third fiscal quarter of 2006, the company reported operating income of $28 million and non-GAAP operating income(1) of $50 million.

(1)   Avaya defines non-GAAP operating income, non-GAAP net income and non-GAAP earnings per share as excluding the impact of restructuring charges, acquisition and merger-related charges and certain income tax items.  See “Reconciliation of Non-GAAP Financial Measures” accompanying this release.

Avaya’s effective tax rate was 31.3% for the third quarter of fiscal 2007.

Avaya generated $202 million in operating cash flow during the third fiscal quarter of 2007 compared to $181 million in the third fiscal quarter of 2006.  Avaya’s cash balance at the end of the third quarter of fiscal 2007 was $1.057 billion, compared with $899 million as of September 30, 2006.

Business Segment Results

Global Communications Solutions (GCS) generated revenues of $686 million in the third fiscal quarter of 2007, a decrease of $18 million compared to the same period last year.  Communications systems declines were partially offset by increased sales of converged voice applications.  The decline in large communications systems was primarily attributable to the U.S., partially offset by growth in Asia Pacific and Latin America.  The decline in small communications systems was primarily attributable to declines in the U.S. and Germany.  Revenues from converged voice applications increased $9 million.

GCS results continue to show the shift to IP from traditional TDM telephony:  during the third quarter of fiscal 2007 Avaya shipped over one million IP lines for the 5th consecutive quarter.  IP product sales increased 10% compared to the third quarter of fiscal 2006. As a result of the continued growth in this newer technology, IP telephony now represents 69% of the Company’s sales in this quarter.

GCS generated operating income of $25 million, a decrease of $11 million compared with the third fiscal quarter of 2006, primarily as a result of lower volume.

Avaya Global Services (AGS) generated revenues of $590 million in the third fiscal quarter of 2007, relatively flat compared to $593 million in the same period last year.  Product Support Services grew slightly primarily due to higher contract maintenance revenues.  Consulting and Systems Integration revenues declined due to lower implementation services in connection with lower sales of products in the direct channel.  Global Managed Services revenues were relatively flat.

AGS generated operating income of $63 million, an increase of $29 million compared with the third fiscal quarter of 2006, as a result of improved efficiencies and expense controls.

The Corporate results include a restructuring charge of $13 million, primarily related to workforce reductions in Germany.  In addition, merger-related costs of $8 million are included in the Corporate results.  The merger-related costs are associated with the definitive agreement announced on June 4, 2007, under which Avaya agreed to merge with an entity controlled by Silver Lake Partners and TPG Partners.  During the third fiscal quarter of 2006, the Corporate results included restructuring charges of $22 million and impairment charges of $29 million, partially offset by a $22 million benefit related to non-income tax audit settlements.

Fiscal 2007 Year-To-Date Results

For the first nine months of fiscal 2007, the Company earned GAAP net income of $183 million and earnings per share of 40 cents compared to net income of $153 million and earnings per share of 32 cents for the first nine months of fiscal 2006.  Operating income for the first nine months of fiscal 2007 was $241 million compared to $188 million for the first nine months of fiscal 2006.  Revenues for the first nine months of fiscal 2007 were $3.850 billion compared to $3.784 billion last year.  Operating cash flow for the first nine months of fiscal 2007 was $424 million compared to $456 million last year.

Third Fiscal Quarter Highlights

Customers Benefit from Avaya Intelligent Communications

Florida Family Abuse Hotline, as a critical component in its disaster recovery plan, is incorporating a Mobile Communication System from Avaya.  The Avaya Mobile Communication System (MCS) offers full-featured voice and data capabilities that can be deployed at a moment’s notice to a temporary office, remote location or disaster site.  The 24-hour Hotline fields calls from citizens, case workers and law enforcement officers who are reporting the suspected abuse or neglect of children and elderly adults.  The Avaya MCS, which was selected for business continuity and disaster recovery purposes, mirrors the capabilities of the primary contact center, with computer-telephony integration, the same announcements, user names and logins, and even the same statistical reports. It also provides the department with greatly expanded recovery capabilities.

Air China, one of the leading airlines in the country, has increased its sales and enhanced customer service levels with Avaya’s intelligent communications solutions. Avaya helped Air China’s Telephone Sales and Services Center to achieve a revenue increase of nearly 300 percent since the deployment of advanced contact center technologies in August 2006.  The Center is now more agile in responding to customer demands and providing personalized, always-on services.

When the Jersey City, NJ, Liberty Science Center reopened, visitors experienced the benefits of new intelligent communications capabilities from Avaya. Avaya technology will help expand learning beyond the museum’s walls as part of the Center’s new “Science Now, Science Everywhere” initiative.  Visitors will be able to use cell phones to interact with exhibits and learn anywhere, at any time. They will be able to retrieve and download supplementary information and commentary, vote in museum polls and even contribute additional information of their own. For example, the museum’s “Communication: Leave Your Mark” exhibit lets guests add bubbles to the screen by sending text messages.

Winn Army Community Hospital is now using a new intelligent communications solution designed by Avaya and Interactive Northwest Inc. The system has allowed new breakthroughs in the service it delivers to more than 75,000 soldiers, retirees and their families at Fort Stewart, Ga.  The applications the companies have provided to Winn Army Community Hospital are helping patients benefit from shorter hold times, improved service, and faster access to personnel and test results.

Total Gas & Power, one of Britain’s leading energy suppliers, has transformed its telephone infrastructure into a single, advanced network with an IP telephony solution from Avaya Inc. The company’s new network, based on Avaya Communication Manager IP Telephony software, has allowed Total Gas & Power to develop to a highly flexible and efficient call center facility for over 100 agents designed to specifically maximize call handling capacity and meet growing customer needs. A key element of the new call center is the centralized management feature provided by the Automatic Call Distribution (ACD) which allows for faster linkage of people, call monitoring and an advanced queuing system enabling agents to prioritize and distribute calls accordingly.

The Royal Albert Hall, one of the UK’s most iconic buildings which welcomes world-class artists and audiences from around the world, has deployed an Avaya IP solution to provide ‘state of the art’ customer service to the 1.2 million visitors that attend the venue each year.  The investment in the converged communication solution was made as part of Royal Albert Hall’s ambitions to further improve the standard of service offered to customers and event promoters. The new voice and data solution supports the telephony requirements of users across the organization as well as offering advanced functionality within the Box Office contact center.  The design of the solution will also contribute to a reduction of the Hall’s communication costs by consolidating the voice and data infrastructure into a single centralized network.

New Solution Offers

Avaya Distributed Office, a new IP telephony communications system that delivers rich branch communications capabilities and powerful management tools in an economical package, will help businesses deliver a consistent customer experience across hundreds of locations while dramatically increasing the speed and ease of deployment. The system provides rich communication, collaboration and mobility capabilities that are designed with the unique needs of the branch office in mind. Features such as presence and instant messaging can be delivered to every location, enhancing staff responsiveness to customer needs. Mobility features support employees on the go, providing effective communications regardless of location.

Avaya introduced the 3.1 release of Quick Edition, with additional software that delivers a range of new features and two new hardware components designed to enhance customer service, reduce expenses and simplify maintenance and administration of the system.  The new enhancements to this market-leading, innovative peer-to-peer phone system enable more small companies and branch offices worldwide to improve customer service and reduce expenses, transacting business with a simple yet sophisticated IP telephony system.

Avaya and Singapore Telecommunications Limited (SingTel) collaborated to jointly provide a managed IP solution to enterprises in Singapore. Branded as SingTel Managed IP PBX, the solution enables enterprises to enjoy innovative IP-based unified communications applications with the option of not incurring high upfront and maintenance costs.  A scalable solution, it offers an attractive utility-based option as well as other options to meet the varying current and future needs of the enterprise.

Forward-Looking Statements

Certain statements made in this press release are forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  These statements regarding Avaya’s expected performance and outlook for operating results are based on current expectations, forecasts and assumptions that involve risks and uncertainties that could cause actual outcomes and results to differ materially. These risks and uncertainties include, but are not limited to:

•                  price and product competition, including from competitors who may offer products and applications similar to those we offer as part of another offering, and from current leaders in information technology which benefit from the convergence of enterprise voice and data networks;

•                  rapid or disruptive technological development, including the effects of the technology shift from traditional TDM to IP telephony;

•                  dependence on new product development;

•                  customer demand for our products and services, including risks specifically associated with the services business and, in particular, the maintenance and rental and managed services lines of business, primarily due to renegotiations of customer contracts and changes in scope, pricing erosion and cancellations;

•                  supply issues related to our outsourced manufacturing operations, logistics, distribution or components;

•                  risks related to inventory, including warranty costs, obsolescence charges, excess capacity, material and labor costs, and our distributors’ decisions regarding their own inventory levels;

•                  general industry and market conditions and growth rates and general domestic and international economic conditions including interest rate and currency exchange rate fluctuations;

•                  the economic, political and other risks associated with international sales and operations, including increased exposure to currency fluctuations and to European economies as a result of a large percentage of our business being conducted in Europe;

•                  the ability to successfully integrate acquired companies, which may require significant management time and attention;

•                  the ability to attract and retain qualified employees;

•                  control of costs and expenses, including difficulties in completing restructuring actions in a timely and efficient manner due to labor laws and required approvals;

•                  U.S. and non-U.S. government regulation; and

•                  the ability to form and implement alliances.

In addition, we may not be able to complete the proposed sale of the Company on the terms summarized in Avaya’s filings with the SEC or on other acceptable terms, or at all, due to a number of factors, including the failure to satisfy customary closing conditions.

For a further list and description of such risks and uncertainties, please refer to the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Risk Factors” sections of Avaya’s filings with the SEC, including, but not limited to, its annual report on Form 10-K and quarterly reports on Form 10-Q, which are available at www.sec.gov.  Avaya disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Use of Non-GAAP Financial Measures

In an effort to provide investors with additional information regarding the Company’s results as determined by GAAP, the Company has also disclosed non-GAAP operating income, non-GAAP net income and non-GAAP earnings per share in this press release.

These non-GAAP financial measures are not in accordance with, or an alternative for, generally accepted accounting principles in the United States and they have limitations in that they do not reflect all amounts associated with Avaya’s results of operations as determined in accordance with GAAP.  These measures should only be used in evaluating Avaya’s results of operations together with the corresponding GAAP measures.

Avaya believes that the presentation of non-GAAP operating income, non-GAAP net income and non-GAAP earnings per share, which exclude the impact of restructuring charges, acquisition and merger-related charges and certain income tax items, provides meaningful supplemental information regarding Avaya’s performance.  These non-GAAP financial measures also help investors compare Avaya’s financial results for the current quarter to its financial results for prior quarters and the prior fiscal year.  In addition, Avaya’s management uses these measures when reviewing the Company’s financial results and to further understand the Company’s operating performance.

The reconciliation of these non-GAAP measures to their most directly comparable GAAP financial measures is included at the end of this press release.

About Avaya

Avaya delivers Intelligent Communications solutions that help companies transform their businesses to achieve marketplace advantage. More than 1 million businesses worldwide, including more than 90 percent of the FORTUNE 500 (R), use Avaya solutions for IP Telephony, Unified Communications, Contact Centers and Communications Enabled Business Processes. Avaya Global Services provides comprehensive service and support for companies, small to large. For more information visit the Avaya Web site: http://www.avaya.com.

Avaya Inc.

Consolidated Statements of Income

(Unaudited; Dollars and Shares in Millions, except per share amounts)

	For the three months ended		For the nine months ended
	June 30,		June 30,
	2007	2006	2007	2006
REVENUE
Sales of products	$626	$636	$1,884	$1,820
Services	507	507	1,525	1,503
Rental and managed services	143	154	441	461
	1,276	1,297	3,850	3,784
COST
Sales of products	302	304	892	856
Services	312	335	960	976
Rental and managed services	65	70	204	197
	679	709	2,056	2,029
GROSS MARGIN	597	588	1,794	1,755

OPERATING EXPENSES
Selling, general and administrative	402	423	1,184	1,207
Research and development	104	115	332	318
Restructuring charges, net	13	22	29	42
Merger costs	8	—	8	—
TOTAL OPERATING EXPENSES	527	560	1,553	1,567

OPERATING INCOME	70	28	241	188

Other income, net	10	5	23	16
Interest expense	(1)	—	(1)	(3)

INCOME BEFORE INCOME TAXES	79	33	263	201

Provision for (benefit from) income taxes	24	(11)	80	48

NET INCOME	$55	$44	$183	$153

EARNINGS PER SHARE - BASIC	$0.12	$0.10	$0.40	$0.33

EARNINGS PER SHARE - DILUTED	$0.12	$0.10	$0.40	$0.32

Weighted Average Shares Outstanding - Basic	452	459	453	465
Weighted Average Shares Outstanding - Diluted	459	465	459	472

Avaya Inc.

Consolidated Balance Sheets

As of June 30, 2007 and September 30, 2006

(Unaudited; Dollars in Millions, except per share amounts)

	June 30, 2007	September 30, 2006(a)
ASSETS
Current assets:
Cash and cash equivalents	$1,057	$899
Accounts receivable less allowances of $59 and $57 as of June 30, 2007 and September 30, 2006, respectively	869	871
Inventory	304	285
Deferred income taxes, net	177	153
Other current assets	212	151
TOTAL CURRENT ASSETS	2,619	2,359

Property, plant and equipment, net	626	668
Deferred income taxes, net	700	787
Intangible assets (b)	275	263
Goodwill (c)	1,121	941
Other assets	222	182
TOTAL ASSETS	$5,563	$5,200

LIABILITIES
Current liabilities:
Accounts payable	$395	$418
Payroll and benefit obligations	400	377
Deferred revenue	327	286
Business restructuring reserve	78	98
Other current liabilities	220	249
TOTAL CURRENT LIABILITIES	1,420	1,428

Benefit obligations	1,372	1,321
Deferred income taxes, net	79	77
Other liabilities	266	288
TOTAL NON-CURRENT LIABILITIES	1,717	1,686

Commitments and contingencies

STOCKHOLDERS’ EQUITY
Common stock, par value $0.01 per share, 1.5 billion shares authorized, 457,182,852 and 452,203,778 issued (including 1,060,315 and 461,429 treasury shares) as of June 30, 2007 and September 30, 2006, respectively	5	5
Additional paid-in capital	2,713	2,637
Retained earnings	331	148
Accumulated other comprehensive loss	(609)	(698)
Less treasury stock at cost	(14)	(6)
TOTAL STOCKHOLDERS’ EQUITY	2,426	2,086
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$5,563	$5,200

Notes to the Balance Sheets:

(a)	Certain prior year amounts have been reclassified to conform to the current period presentation.

(b)

Intangible assets include $166 million related to Tenovis, $40 million related to Ubiquity, $22 million related to Spectel, $5 million related to Nimcat and $3 million related to Traverse as of June 30, 2007.

(c)

Goodwill includes $627 million related to Tenovis, $128 million related to Ubiquity, $64 million related to Spectel, $28 million related to Nimcat and $8 million related to Traverse as of June 30, 2007.

Avaya Inc.

Operating Segments

Revenue and Operating Income

Quarterly Trend

(Unaudited; Dollars in Millions)

REVENUE

	For the Fiscal Year Ended					For the Fiscal Year Ended
	September 30, 2006					September 30, 2007
	Q1	Q2	Q3	Q4	YTD	Q1	Q2	Q3	Q4	YTD

Global Communications Solutions	$661	$661	$704	$760	$2,786	$682	$698	$686		$2,066
Avaya Global Services	588	577	593	604	2,362	598	596	590		1,784
Corporate	—	—	—	—	—	—	—	—		—
Total Avaya	$1,249	$1,238	$1,297	$1,364	$5,148	$1,280	$1,294	$1,276	$—	$3,850

OPERATING INCOME

	For the Fiscal Year Ended					For the Fiscal Year Ended
	September 30, 2006					September 30, 2007
	Q1	Q2	Q3	Q4	YTD	Q1	Q2	Q3	Q4	YTD

Global Communications Solutions	$43	$32	$36	$86	$197	$22	$38	$25		$85
Avaya Global Services	60	41	34	36	171	53	56	63		172
Corporate: (A)	4	(20)	(42)	(47)	(105)	15	(13)	(18)		(16)
Total Avaya	$107	$53	$28	$75	$263	$90	$81	$70	$—	$241

(A) The segments are managed as two individual businesses and, as a result, include certain allocated costs and expenses of shared services, such as information technology, human resources, legal and finance.  At the beginning of each fiscal year, the amount of certain corporate overhead expenses, including targeted annual incentive awards, to be charged to operating segments is determined and fixed for the entire year in the annual plan.  The annual incentive award accrual is adjusted quarterly based on actual year to date results and those estimated for the remainder of the year.  This adjustment of the annual incentive award accrual, as well as any other over/under absorption of corporate overheads against plan is recorded and reported within the Corporate caption.  In addition, certain discrete items, such as charges related to restructuring actions, as well as merger-related costs, are not allocated to the operating segments and remain in Corporate.

Avaya Inc.

Condensed Statements of Cash Flows

For the Nine Months Ended June 30, 2007 and 2006

(Unaudited; Dollars in Millions)

	For the nine months ended		For the nine months ended
	June 30, 2007		June 30, 2006

Net cash provided by operating activities of continuing operations	$424		$456

Net cash (used for) investing activities of continuing operations	(304	)(a)	(139	)(a)

Net cash provided by (used for) financing activities of continuing operations	13	(b)	(250	)(b)

Effect of exchange rate changes on cash and cash equivalents	25		5

Net increase in cash and cash equivalents	158		72

Cash and cash equivalents at beginning of the period	899		750

Cash and cash equivalents at end of the period	$1,057		$822

(a)          Includes capital expenditures of $79 and $83 and capitalized software development costs of $71 and $53 for the nine months ended June 30, 2007 and 2006, respectively.

The nine months ended June 30, 2007 also include $147 used for the acquisition of Ubiquity and $15 used for the acquisition of Traverse Networks.

(b)         Includes $94 and $256 related to the repurchase of Avaya common stock for the nine months ended June 30, 2007 and 2006, respectively.

The nine months ended June 30, 2007 also include $100 received from the exercise of stock options.

Avaya Inc.

Supplemental Revenue Tables

(Unaudited, Dollars in Millions)

Revenue by Geography

					Third Fiscal Quarter
							Mix
3Q06	4Q06	1Q07	2Q07	Dollars in millions	2007	2006	2007	2006	Change
$753	$788	$732	$746	U.S.	$694	$753	54%	58%	$(59)	-7.8%
				Outside the U.S:
182	183	186	178	Germany	172	182	13%	14%	(10)	-5.5%
205	208	203	190	EMEA - Europe/Middle East/Africa (Excluding Germany)	216	205	17%	16%	11	5.4%
387	391	389	368	Total EMEA	388	387	30%	30%	1	0.3%
87	110	88	111	APAC - Asia Pacific	116	87	10%	7%	29	33.3%
70	75	71	69	Americas, non-U.S.	78	70	6%	5%	8	11.4%
544	576	548	548	Total outside the U.S.	582	544	46%	42%	38	7.0%
$1,297	$1,364	$1,280	$1,294	Total revenue	$1,276	$1,297	100%	100%	$(21)	-1.6%

Revenue by Type

					Third Fiscal Quarter
							Mix
3Q06	4Q06	1Q07	2Q07	Dollars in millions	2007	2006	2007	2006	Change
$636	$690	$619	$639	Sales of products	$626	$636	49%	49%	$(10)	-1.6%
507	514	509	509	Services (b)	507	507	40%	39%	—	0.0%
154	160	152	146	Rental and managed services (a), (b)	143	154	11%	12%	(11)	-7.1%
$1,297	$1,364	$1,280	$1,294	Total revenue	$1,276	$1,297	100%	100%	$(21)	-1.6%

Sales of Products by Channel

					Third Fiscal Quarter
							Mix
3Q06	4Q06	1Q07	2Q07	Dollars in millions	2007	2006	2007	2006	Change
$277	$302	$259	$277	Direct	$258	$277	41%	44%	$(19)	-6.9%
359	388	360	362	Indirect	368	359	59%	56%	9	2.5%
$636	$690	$619	$639	Total sales of products	$626	$636	100%	100%	$(10)	-1.6%

GCS Revenue by Class

					Third Fiscal Quarter
							Mix
3Q06	4Q06	1Q07	2Q07	Dollars in millions	2007	2006	2007	2006	Change
$455	$483	$435	$440	Large Communications Systems	$437	$455	64%	65%	$(18)	-4.0%
92	96	85	84	Small Communications Systems	74	92	11%	13%	(18)	-19.6%
144	169	151	162	Converged Voice Applications	153	144	22%	20%	9	6.3%
13	12	11	12	Other	22	13	3%	2%	9	69.2%
$704	$760	$682	$698	Total revenue - GCS	$686	$704	100%	100%	$(18)	-2.6%

AGS Revenue by Class

					Third Fiscal Quarter
							Mix
3Q06	4Q06	1Q07	2Q07	Dollars in millions	2007	2006	2007	2006	Change
$402	$404	$411	$412	Product Support Services (b)	$408	$402	69%	68%	$6	1.5%
106	111	98	97	Consulting and Systems Integration (b)	99	106	17%	18%	(7)	-6.6%
84	89	89	87	Global Managed Services (b)	83	84	14%	14%	(1)	-1.2%
1	—	—	—	Other (b)	—	1	0%	0%	(1)	-100.0%
$593	$604	$598	$596	Total revenue - AGS	$590	$593	100%	100%	$(3)	-0.5%

(a) The services portion falls within the global managed services line in the AGS Revenue by Class chart and the product portion is spread among the applicable line items in the GCS Revenue by Class chart.

(b) Prior year revenue amounts have been reclassified to conform to current interim period presentation.

Avaya Inc.

Supplemental Revenue Tables

(Unaudited, Dollars in Millions)

Revenue by Geography

	Nine Months Ended June 30,
			Mix
Dollars in millions	2007	2006	2007	2006	Change
U.S.	$2,172	$2,206	56%	58%	$(34)	-1.5%
Outside the U.S:
Germany	536	550	14%	14%	(14)	-2.5%
EMEA - Europe/Middle East/Africa (Excluding Germany)	609	557	16%	15%	52	9.3%
Total EMEA	1,145	1,107	30%	29%	38	3.4%
APAC - Asia Pacific	315	273	8%	8%	42	15.4%
Americas, non-U.S.	218	198	6%	5%	20	10.1%
Total outside the U.S.	1,678	1,578	44%	42%	100	6.3%
Total revenue	$3,850	$3,784	100%	100%	$66	1.7%

Revenue by Type

	Nine Months Ended June 30,
			Mix
Dollars in millions	2007	2006	2007	2006	Change
Sales of products	$1,884	$1,820	49%	48%	$64	3.5%
Services (b)	1,525	1,503	40%	40%	22	1.5%
Rental and managed services (a), (b)	441	461	11%	12%	(20)	-4.3%
Total revenue	$3,850	$3,784	100%	100%	$66	1.7%

Sales of Products by Channel

	Nine Months Ended June 30,
			Mix
Dollars in millions	2007	2006	2007	2006	Change
Direct	$794	$795	42%	44%	$(1)	-0.1%
Indirect	1,090	1,025	58%	56%	65	6.3%
Total sales of products	$1,884	$1,820	100%	100%	$64	3.5%

GCS Revenue by Class

	Nine Months Ended June 30,
			Mix
Dollars in millions	2007	2006	2007	2006	Change
Large Communications Systems	$1,312	$1,282	64%	62%	$30	2.3%
Small Communications Systems	243	274	12%	14%	(31)	-11.3%
Converged Voice Applications	466	436	22%	22%	30	6.9%
Other	45	34	2%	2%	11	32.4%
Total revenue - GCS	$2,066	$2,026	100%	100%	$40	2.0%

AGS Revenue by Class

	Nine Months Ended June 30,
			Mix
Dollars in millions	2007	2006	2007	2006	Change
Product Support Services (b)	$1,231	$1,215	69%	69%	$16	1.3%
Consulting and Systems Integration (b)	294	290	16%	17%	4	1.4%
Global Managed Services (b)	259	251	15%	14%	8	3.2%
Other (b)	—	2	0%	0%	(2)	-100.0%
Total revenue - AGS	$1,784	$1,758	100%	100%	$26	1.5%

(a) The services portion falls within the managed services line in the AGS Revenue by Class chart and the product portion is spread among the applicable line items in the GCS Revenue by Class chart.

(b)  Prior year revenue amounts have been reclassified to conform to current interim period presentation.

Avaya Inc.

Reconciliation of Non-GAAP Financial Measures

(Unaudited; Dollars and Shares in Millions, except per share amounts)

	For the three months ended	For the three months ended
	June 30,	June 30,
	2007	2006

Operating Income:

GAAP Operating Income	$70	$28

Items Included in Operating Income:
Restructuring charges, net	(13)	(22)
Merger costs	(8)	—
Total Items Included in Operating Income	(21)	(22)

Non-GAAP Operating Income	$91	$50

	For the three months ended	For the three months ended
	June 30,	June 30,
	2007	2006

Net Income:

GAAP Net Income	$55	$44

Items Included in Net Income:
Restructuring charges, net, after tax	(9)	(15)
Merger costs, after tax	(5)	—
Favorable settlement of certain tax matters and other deferred tax adjustments	—	21
Total Items Included in Net Income	(14)	6

Non-GAAP Net Income	$69	$38

Diluted Shares	459	465

Non-GAAP EPS (Non-GAAP Net Income / Diluted Shares)	$0.15	$0.08
GAAP EPS	$0.12	$0.10

Avaya defines non-GAAP operating income, non-GAAP net income and non-GAAP earnings per share as excluding the impact of restructuring charges, acquisition and merger-related charges and certain income tax items.